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                                                                    EXHIBIT 2(b)

                  AMENDMENT TO THE AMENDED AND RESTATED BYLAWS
                                       OF
                            THE INDONESIA FUND, INC.

         Pursuant to a resolution duly adopted by the directors of The Indonesia Fund, Inc. (the "Fund"), including those directors who are not "interested directors" (as such term is defined under the Investment Company Act of 1940, as amended), at a meeting of the Board of Directors of the Fund duly held at 2:15 p.m. on March 15, 2001, ARTICLE 2.10 of the Fund's Amended and Restated Bylaws was deleted in its entirety and replaced with the following ARTICLE 2.10.

                  ARTICLE 2.10. PROXIES. Any Stockholder entitled to vote at any meeting of Stockholders may vote either in person or by written proxy signed by the Stockholder or his authorized agent. A Stockholder entitled to vote at any meeting of Stockholders may also authorize another person or persons to act as a proxy for him via telephone, the Internet or any other means authorized by Maryland law. Unless a proxy provides otherwise, it is not valid more than eleven months after its date. A copy, facsimile transmission or other reproduction of a writing or transmission may be substituted for the original writing or transmission for any purpose for which the original writing or transmission could be used. Every proxy shall be dated, but need not be sealed, witnessed or acknowledged. Every proxy shall be revocable at the pleasure of the person executing it or of his personal representatives or assigns. All proxies shall be delivered to the Secretary of the Corporation, or to the person acting as Secretary of the Meeting being voted. A proxy with respect to stock held in the name of two or more persons shall be valid if executed by one of them unless, at or prior to exercise of such proxy, the Corporation receives a specific written notice to the contrary from any one of them. A proxy purporting to be executed by or on behalf of a stockholder shall be valid unless challenged at or prior to its exercise.

Dated: March 15, 2001